Exhibit 99.1

MQ Associates, Inc. Announces its Results for the Three Months Ended March 31, 2006 and Its Investor Day Discussion of Results for the Three Months Ended March 31, 2006

Alpharetta, Georgia, May 12, 2006 – MQ Associates, Inc. (“MedQuest”) today announced its results for the three months ended March 31, 2006. Net revenue was $71.8 million for the three months ended March 31, 2006, representing a decrease of $2.1 million, or 2.9%, from net revenue of $73.9 million for the three months ended March 31, 2005. Net revenue from same centers decreased $2.1 million.

Income from operations was $5.1 million for the three months ended March 31, 2006, representing an increase of $2.3 million, or 81.7%, from income from operations of $2.8 million for the three months ended March 31, 2005. The increase in income from operations resulted from decreases in: operating expenses ($1.7 million); MG&A expenses ($1.4 million); loss on disposal of assets ($1.0 million) and depreciation and amortization ($0.4 million), all of which offset the decrease in net revenue.

Capital expenditures were $5.9 million for the three months ended March 31, 2006 compared to $4.2 million, including $0.3 million related to a business acquisition, for the three months ended March 31, 2005. Cash provided by operating activities was $1.7 million for the three months ended March 31, 2006 compared to $6.8 million for the three months ended March 31, 2005. The decrease was primarily due to changes in working capital.

Adjusted EBITDA, which is defined below, decreased to $14.2 million for the three months ended March 31, 2006, a decrease of $1.4 million, or 9.2%, compared to $15.6 million for the three months ended March 31, 2005.

This press release contains a discussion of Adjusted EBITDA, which, according to applicable Securities and Exchange Commission (“SEC”) rules, is a “non-GAAP financial measure” of MedQuest’s historical performance that is different from measures calculated and presented in accordance with GAAP. MedQuest defines Adjusted EBITDA as net income plus (a) interest expense, net, (b) income taxes, (c) depreciation and amortization, (d) non-cash expenses and (e) audit committee review and other charges. Adjusted EBITDA as calculated by MedQuest is not necessarily comparable to similarly titled measures by other companies. In addition, Adjusted EBITDA (a) does not represent net income or cash flows from operations as defined by GAAP, (b) is not necessarily indicative of cash available to fund MedQuest’s cash flow needs, and (c) should not be considered as an alternative to net income, operating income, cash flows from operating activities or MedQuest’s other financial information as determined under GAAP.

Management uses Adjusted EBITDA in its internal analysis of operating performance and monitors it to ensure compliance with certain maintenance and debt incurrence covenants under MedQuest’s senior credit facility, which is described in more detail in MedQuest’s Annual Report on Form 10-K for the year ended December 31, 2005. Management believes that Adjusted EBITDA provides useful information to investors for meaningful comparison to prior periods and analysis of critical components of results of operations, since it allows investors to compare the company’s ongoing performance before the effect of various items that do not directly affect the company’s ongoing financial performance. Management also believes that disclosure of Adjusted EBITDA is valuable to investors because it allows them to monitor a key component of maintenance and debt incurrence covenants that determine MedQuest’s compliance with, and its ability to incur further indebtedness under, its senior credit facility.

Selected Financial Data

The following tables set forth selected financial data derived from MedQuest’s unaudited financial statements filed with its Quarterly Report on Form 10-Q for the three months ended March 31, 2006 and audited financial statements filed with its Annual Report on Form 10-K for the year ended December 31, 2005.

Condensed Consolidated Balance Sheets (in thousands)

	March 31, 2006	December 31, 2005
Assets
Cash and cash equivalents	$7,807	$11,604
Patient receivables, net of allowances	28,145	27,784
Other current assets	8,379	6,263
Total current assets	44,331	45,651
Property and equipment, net	82,398	86,151
Other assets	65,655	66,644
Total assets	192,384	198,446

Liabilities and stockholders’ deficit
Other current liabilities	37,041	40,333
Current portions of long-term debt and capital leases	8,633	10,911
Total current liabilities	45,674	51,244
Long-term debt and capital leases	331,715	326,794
Other	9,135	8,711
Total liabilities	386,524	386,749
Redeemable preferred stock	70,000	70,000
Total stockholders’ deficit	(264,140)	(258,303)
Total liabilities and stockholders’ deficit	$192,384	$198,446

Condensed Consolidated Statement of Operations (in thousands)

	Three Months Ended March 31,
	2006	2005
Net revenues from services	$71,764	$73,935
Operating expenses	32,591	34,316
MG&A expenses	25,197	26,557
Loss on disposal of assets	129	1,145
Depreciation and amortization	8,711	9,091
Income from operations	5,136	2,826
Interest expense, net	10,342	8,872
Equity in earnings of unconsolidated joint ventures	(44)	(66)
Provision for income taxes	675	773
Net loss	$(5,837)	$(6,753)

Adjusted EBITDA Reconciliation (in thousands)

	Three Months Ended March 31,
	2006		2005
Net loss	$(5,837)		$(6,753)
Interest expense, net	10,342		8,872
Provision for income taxes	675		773
Depreciation and amortization	8,711		9,091
EBITDA	13,891		11,983
Non-cash expenses	201	(1)	1,403	(1)
Audit Committee review and other charges	106	(2)	2,251	(2)
Adjusted EBITDA	$14,198		$15,637

(1)MedQuest incurred approximately $0.1 million and $1.1 million of non-cash expenses related to the loss on disposal of assets in the three months ended March 31, 2006 and 2005, respectively, the majority of which were driven by closed centers. MedQuest also had approximately $0.1 million and $0.3 million of non-cash expenses in the three months ended March 31, 2006 and 2005, respectively, primarily for exit activities related to those closed centers.

(2)MedQuest incurred approximately $0.1 million of non-recurring cash expenses related to the SEC’s formal inquiry concerning, among other things, MedQuest’s previous announcement that it expected to restate its financial statements for prior periods and its inability to timely file its Annual Report on Form 10-K for the year ended December 31, 2004 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, and June 30, 2005 and the U.S. Attorney’s Office investigation relating to the resignation of MedQuest’s former executive officers and its announcements that it expected to restate certain of its financial statements for prior periods. In the three months ended March 31, 2005, MedQuest incurred approximately $2.3 million of non-recurring cash expenses related to the audit committee review, the restatement, the amendment of the senior credit facility, consent solicitation to holders of its notes, executive search fees and other related expenses.

Investor Day

As previously announced on April 28, 2006, MedQuest will hold an investor day in Atlanta, Georgia at the InterContinental Buckhead Hotel beginning at 11:00 a.m. E.D.T. on Thursday, May 25, 2006. The investor day will include a management presentation and question and answer session from 11:00 a.m. until 12:30 p.m. The presentation will include a discussion of MedQuest’s results for the three months ended March 31, 2006 and will also be broadcast via a conference call for interested parties that are unable to attend the presentation in person. After the presentation, MedQuest’s management team will host a lunch for the investor day attendees. Please contact Janey Christine at (678) 992-7301 to reserve a place if you plan to attend the investor day in Atlanta. The InterContinental Buckhead Hotel is located at 3315 Peachtree Road N.E., Atlanta, Georgia 30326.

The investor presentation call can be accessed at (800) 322-2803 (domestic) or (617) 614-4925 (international). Interested parties should call at least ten (10) minutes prior to the call to register and should use participant passcode #12803981. The investor presentation will be broadcast live, and will be available for telephonic replay at (888) 286-8010 (domestic) or (617) 801-6888 (international) with participant passcode #21956635 through Thursday, June 1, 2006.

This press release contains or may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements include, without limitation, statements regarding MedQuest’s future growth and profitability, growth strategy and trends in the industry in which it operates.  These forward-looking statements are based on MedQuest’s current expectations and are subject to a number of risks, uncertainties and assumptions.  MedQuest can give no assurance that such forward-looking statements will prove to be correct.  Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are the results of the investigation by the U.S. Attorney’s Office, the inquiry by the SEC or any other future action taken by the SEC or the U.S. Attorney’s Office, general economic and business conditions, the effect of healthcare industry trends on third-party reimbursement rates and demand for its services, limitations and delays in reimbursement by third-party payors, changes in governmental regulations that affect its ability to do business, actions of its competitors, introduction of new technologies, risks associated with its acquisition strategy and integration costs, and the additional factors and risks contained in MedQuest’s Annual Report on Form 10-K for the year ended December 31, 2005 filed with the SEC on March 31, 2006.

ABOUT MQ ASSOCIATES, INC.  –  MQ Associates, Inc. is a holding company and has no material assets or operations other than its ownership of 100% of the outstanding capital stock of MedQuest, Inc.  MedQuest, Inc. is a leading operator of independent, fixed-site, outpatient diagnostic imaging centers in the United States.  These centers provide high quality diagnostic imaging services using a variety of technologies, including magnetic resonance imaging (MRI), computed tomography (CT), nuclear medicine, general radiology, bone densitometry, ultrasound and mammography.  MedQuest, Inc. operates a network of 92 centers in thirteen states located primarily throughout the southeastern and southwestern United States.